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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                Media Contact: Marc Sanders
                                                             (610) 668-4700 x277


      Royal Bank of Pennsylvania President/CEO Reacts to Chairman's Passing

(Narberth, PA) - Royal Bank of Pennsylvania President/CEO Joseph P. Campbell issued the following reflection on the passing of Bank Chairman Daniel M. Tabas on Friday September 12th.

"This is a sad day for the Royal Bank of Pennsylvania family. Daniel was for many years the guiding force behind the bank and much of our success today can be closely tied to his leadership and efforts. The example that he set and his sense of pride and community service will continue in all of us."

"Dan Tabas has been an incredibly influential figure for me, both personally and professionally. I carry with me a lifetime's worth of lessons passed down from a man who truly understood the value of doing things the right way, in business and for his family. We will miss his presence at the Bank and his guidance as Chairman."

"Our sincerest condolences go out to Evelyn Tabas, Bank Vice Chairman Robert Tabas, Past-President Lee Tabas and the entire Tabas family. The thoughts and prayers of our nearly 200 employees and all of those whom Dan has touched throughout his long life are with the family during this difficult time."